Exhibit 99.1

Underwriters Exercise Full Over-allotment

of Liquidity Services, Inc. Common Stock

Washington, DC – March 13, 2006 – Liquidity Services Inc. (NASDAQ: LQDT) announced that the underwriters of its initial public offering have exercised in full their over-allotment option to purchase an additional 1,153,104 shares of common stock from the selling stockholders identified in the offering prospectus at the initial public offering price of $10 per share.  Liquidity Services, Inc. (LSI) did not receive any of the proceeds from the sale.

The over-allotment exercise brings LSI’s total initial public offering to 8,840,466 shares of common stock, including 5,000,000 shares offered by the company and 3,840,466 shares offered by selling stockholders.  The offering, including the over-allotment option, closed on February 28, 2006.

A copy of the prospectus relating to these securities may be obtained from: Friedman, Billings, Ramsey & Co., Inc. at 1001 Nineteenth Street North, 18th Floor, Arlington, VA 22209 or RBC Capital Markets at Two Embarcadero Center, Suite 1200, San Francisco, CA 94111.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Liquidity Services, Inc.

Liquidity Services Inc. (NASDAQ: LQDT) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The Company is based in Washington, D.C. Additional information can be found at: www.liquidityservicesinc.com.

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Media Contact:

Julie Davis

Liquidity Services, Inc.

julie.davis@liquidityservicesinc.com

202.467.6868 ext 234